UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Unisys Corporation
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(Name of person(s) filing proxy statement, if other than the registrant)

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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March 21, 2013

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2013 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, May 2, 2013, at the Philadelphia Marriott West, which is located at 111 Crawford Avenue in West Conshohocken, Pennsylvania. The meeting will begin at 9:30 a.m.

In 2012, Unisys made continued progress toward our strategic and financial objectives. In an uncertain business environment, we increased our profitability, generated significant cash flow and completed our multi-year program that reduced debt by about $1 billion. We also continued to enhance our solution portfolio to strengthen our competitive profile. We are focused on driving profitable growth in 2013.

As we have done for the past few years, we are making the proxy materials for this year’s annual meeting available to our stockholders over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe these rules allow us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. The Notice of Internet Availability of Proxy Materials that you received in the mail contains instructions on how to access this proxy statement and the 2012 annual report and vote online. The Notice also includes instructions on how you can request a paper copy of the annual meeting materials.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

J. Edward Coleman

Chairman and Chief

Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2013

Unisys Corporation will hold its 2013 Annual Meeting of Stockholders at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Thursday, May 2, 2013, at 9:30 a.m., local time, to:

1.	elect nine directors;

2.	ratify the selection of the Company’s independent registered public accounting firm for 2013;

3.	hold an advisory vote on executive compensation; and

4.	transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on March 4, 2013 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim

Senior Vice President, General Counsel

and Secretary

Blue Bell, Pennsylvania

March 21, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 2, 2013:

The Company’s proxy statement and annual report are available on our website at www.unisys.com/go/proxy and www.unisys.com/go/annual.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

i

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 2, 2013

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2013 Annual Meeting of Stockholders to be held on May 2, 2013 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve, on an advisory basis, the compensation of the Company’s named executive officers and (4) transact any other business properly brought before the meeting.

The record date for the annual meeting is March 4, 2013. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 44,120,354 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2012, are being sent or given to stockholders on or about March  21, 2013.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote in person at the meeting.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and (4) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors and the resolution regarding the compensation of the Company’s named executive officers are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 4, 2013. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 29, 2013. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “For” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors include votes to “Withhold” authority but do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2); Advisory Vote on Executive Compensation (Item 3). The proposal to ratify the selection of the Company’s independent registered public accounting firm and the advisory resolution to approve executive compensation will each be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for these matters and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

The advisory vote on executive compensation (Item 3) is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.

ELECTION OF DIRECTORS

(Item 1)

The Board of Directors currently consists of 10 members, each of whose term expires at the annual meeting. James J. Duderstadt will retire from the Board at the annual meeting because he has attained the mandatory retirement age of 70. Each of the remaining nine directors has been nominated for reelection for a term expiring at the 2014 annual meeting. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

J. EDWARD COLEMAN

Mr. Coleman, 61, is Chairman and Chief Executive Officer of Unisys. He has been with Unisys since 2008. Mr. Coleman has been in the information technology industry for more than 30 years, serving as Chief Executive Officer of Gateway, Inc. from 2006 to 2008; as Senior Vice President and President of enterprise computing solutions at Arrow Electronics from 2005 to 2006 and as Chief Executive Officer of CompuCom from 1999 to 2004. He also served as a director of Gateway, Inc. from 2006 to 2007, as chairman of CompuCom from 2001 to 2004 and was a director of CompuCom from 2000 to 2004. Prior to that, he held various leadership and executive positions at Computer Sciences Corporation and IBM Corporation. Mr. Coleman currently serves as a director of Lexmark International, Inc. He has served as a director of Unisys since 2008 and is a member of the Finance Committee.

Under Mr. Coleman’s leadership, Unisys has focused its resources and investments, streamlined operations and cut costs, which has resulted in significantly improved profitability and cash flow and in a significant reduction in debt. This, coupled with Mr. Coleman’s extensive experience in the information technology business, positions him well to serve as the company’s Chairman and Chief Executive Officer.

ALISON DAVIS

Ms. Davis, 51, is the former managing partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector, a position she held from 2004 to December 2010. Prior to joining Belvedere, she served as chief financial officer and head of strategy and corporate development for Barclays Global Investors from 2000 to 2003 and as a senior partner at A.T. Kearney, Inc. from 1993 to 2000. Ms. Davis began her career as a consultant at McKinsey & Company. Ms. Davis is currently a director of the Royal Bank of Scotland Group plc., Diamond Foods, Inc., Xoom Corporation and several private companies. She also served as a director of First Data Corporation from 2002 to 2007, as a director of LECG Corporation from 2007 to 2011 and as a director of City National Bank from 2010 to 2011. Ms. Davis has served as a director of Unisys since 2011 and is a member of the Finance Committee.

With her experience in global financial services and her roles as a senior executive and as a consultant, Ms. Davis brings valuable expertise in corporate strategy and financial management to our Board. In addition, Ms. Davis’ years at Belvedere and Barclays, as well as her service as a director of City National Bank and Royal Bank of Scotland, have given her a deep understanding of the financial services market, a market that Unisys serves.

NATHANIEL A. DAVIS

Mr. Davis, 59, is a director and Executive Chairman of the Board of K12 Inc., a provider of proprietary curricula and on-line education programs for students in kindergarten through high school. Mr. Davis worked as managing director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms, before assuming the role of executive chairman of K12. From 2007 to 2008 he was president and CEO of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its president and chief operating officer. He also was a member of the XM Satellite Radio board of directors from 1999 until 2008. From 2000 to 2003, he was president and chief operating officer and a member of the board of directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011. Mr. Davis has served as a director of Unisys since 2011 and is a member of the Finance Committee and the Nominating and Corporate Governance Committee.

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to the Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

HENRY C. DUQUES

Mr. Duques, 69, is a retired Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company, a position he held from 1992 to 2002 and from 2005 to 2007. Mr. Duques served as a director of First Data Corporation from 1992 to 2004 and from 2005 to 2007, of SunGard Data Systems, Inc. from 2003 to 2005 and of CheckFree Corporation from 2003 to 2005. He has served as a director of Unisys since 1998, was the non-executive Chairman of the Board from 2006 until October 2008 and currently serves as Lead Director. He is a member of the Audit Committee and the Compensation Committee.

Mr. Duques is an experienced business leader with the skills necessary to be our Lead Director. He served as Chairman and CEO of First Data, a public company in an industry in which Unisys participates, for over 10 years. As a director of Unisys for more than 10 years and its non-executive Chairman from 2006 to 2008, he has gained a deep understanding of the Company. His previous experience on the boards of other public companies, some within our industry, further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

MATTHEW J. ESPE

Mr. Espe, 54, is a director and President and Chief Executive Officer of Armstrong World Industries, Inc., a worldwide designer and manufacturer of floors, ceilings and cabinets. Prior to joining Armstrong World Industries, Mr. Espe was a director and Chairman and Chief Executive Officer of Ricoh Americas Corporation, a subsidiary of Ricoh Co. Ltd., from April to July 2010 and a director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc. from 2002 until April 2010. IKON was acquired by Ricoh in 2008. Prior to joining IKON, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. Mr. Espe served as a director of Graphic Packaging Holding Company from 2009 until July 2010. He has served as a director of Unisys since 2004 and is chairman of the Finance Committee and a member of the Audit Committee.

With his experience as the chief executive officer of Armstrong World Industries, Ricoh Americas and IKON and as a senior executive at General Electric, Mr. Espe brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. At IKON, he oversaw the transition of the company from primarily an equipment provider to one that also provides information technology services, a transition that Unisys has also made. Drawing from that experience, he brings a unique perspective to our Board.

DENISE K. FLETCHER

Ms. Fletcher, 64, is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. Ms. Fletcher is a director of Inovalon, Inc. and a member of the supervisory board of Mazars Group, an international organization that specializes in audit, accounting, tax, legal and advisory services. During 2004 and 2005 she served as a director of Sempra Energy and of Orbitz, Inc. She has served as a director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with deep knowledge of financial and tax matters and financial reporting, and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard and Bowne have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

LESLIE F. KENNE

Ms. Kenne, 65, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is currently an independent consultant for various defense companies and/or agencies. Ms. Kenne served as a director of EDO Corporation from 2004 to 2007 and is currently a director of Harris Corporation and Oshkosh Corporation. She has served as a director of Unisys since 2006 and is a member of the Nominating and Corporate Governance Committee.

As a retired Air Force Lieutenant General, Ms. Kenne brings a unique perspective to our Board. In addition to her successful record of leadership and military service, she has first hand experience on large government projects and on the government procurement process, experience that is valuable given the Company’s public sector business. Through her consultancy work, she also has knowledge of the security market, a market that Unisys serves.

LEE D. ROBERTS

Mr. Roberts, 60, is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for Document, Content and Business Process Management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its chairman and CEO from 2000 to 2006, its president and CEO from 1998 to 2000 and its president and chief operating officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He is a director of QAD Inc. and several private companies, including Inovalon, Inc. Mr. Roberts has served as a director of Unisys since 2011 and is chairman of the Compensation Committee.

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Unisys Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

PAUL E. WEAVER

Mr. Weaver, 67, has over 30 years of experience in providing accounting, audit and business advisory advice and services. He was with PricewaterhouseCoopers from 1972 to 2006, serving as the firm’s Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver is currently a director of AMN Healthcare, Inc. and WellCare Health Plans, Inc. He also served as a director of Gateway, Inc. from 2006 to 2007 and as a director of Idearc Media from 2006 to 2009. Mr. Weaver has served as a director of Unisys since 2010 and is chairman of the Audit Committee and a member of the Compensation Committee.

Mr. Weaver’s experience in leadership and governance roles within PricewaterhouseCoopers, his position as head of the firm’s global technology practice and his years of experience providing audit and advisory services to a number of the world’s largest multinational companies make him particularly suited to be a director of Unisys and a member of the Audit and Compensation Committees. In addition, his service on other boards and committees, including as chairman of the audit committees of AMN Healthcare and WellCare Health Plans, and as a member of the compensation committee of WellCare, gives him valuable knowledge and perspective.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held five meetings in 2012. During 2012, all directors attended at least 75% of the total number of meetings of the Board of Directors and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2012 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors other than Mr. Coleman meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2012.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

Audit Committee

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal financial and accounting controls, (3) the independence and qualifications of its independent registered public accounting firm, (4) the performance of its internal auditors and independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs and (6) the Company’s risk assessment and risk management policies. The Audit Committee held nine meetings in 2012. Its members are Mr. Duques, Mr. Espe, Ms. Fletcher and Mr. Weaver (chair). The Board has determined that each of Mr. Duques, Mr. Espe, Ms. Fletcher and Mr. Weaver is an audit committee financial expert as defined by the SEC.

Compensation Committee

The Compensation Committee oversees the compensation of the Company’s executives, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the chief executive officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s chief executive officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2012, the outside compensation consultant engaged by the Compensation Committee was Pearl Meyer & Partners. During 2012, Pearl Meyer & Partners and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Pearl Meyer & Partners has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held seven meetings in 2012. Its members are Dr. Duderstadt, Mr. Duques, Mr. Roberts (chair) and Mr. Weaver.

Finance Committee

The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Finance Committee held five meetings in 2012. Its members are Mr. Coleman, Ms. Davis, Mr. Davis and Mr. Espe (chair).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. The Nominating and Corporate Governance Committee held three meetings in 2012. Its members are Mr. Davis, Dr. Duderstadt (chair), Ms. Fletcher and Ms. Kenne.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above in Item 1.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

As set forth in paragraph 4 of “Corporate Governance Guidelines” below, the Board believes that it should have the flexibility to make the selection of chairman of the board and chief executive officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. Over the last several years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate chairman and chief executive officer, with the chairman being a member of the Company’s management (2005); separate non-employee chairman and chief executive officer (2006-2008) and combined chairman and chief executive officer (October 2008 to present). The Board believes that its current leadership structure, with Mr. Coleman serving as both chief executive officer and board chairman, is appropriate given Mr. Coleman’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and the Company’s strong corporate governance structure. Pursuant to the Company’s governance guidelines, whenever the chairman is an employee of the Company, the Board elects a lead director from its independent directors. The lead director is currently Mr. Duques. The chairman and chief executive officer consults periodically with the lead director on Board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit Committee regarding their design and effectiveness. The Audit Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Finance Committee regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets. It also oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Risk Assessment of Compensation Policies and Practices

The Company has conducted an internal risk assessment of its employee compensation policies and practices, including those relating to its employees who are not executive officers, and has concluded that these compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on it. In performing its assessment, the Company inventoried its compensation plans, with particular emphasis on incentive compensation plans, and assessed the risks, including financial and operational risks, of those plans. This assessment included an evaluation of the plans’ structure and philosophy, design characteristics and performance measurement features, including (a) compensation mix, (b) performance metrics and the relationship between those metrics and the Company’s business strategy and the creation of long-term stockholder value, (c) whether caps and thresholds exist, (d) length of performance and vesting periods and (e) the existence of risk mitigating factors such as stock ownership guidelines. The Compensation Committee has reviewed this assessment.

Compensation of Directors

In 2012, the Company’s non-employee directors received an annual retainer/attendance fee for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. In addition, Mr. Duques received a $25,000 annual retainer for serving as Lead Director; the chair of the audit committee received a $20,000 annual retainer; the chair of the compensation committee received a $10,000 annual retainer (increased from $5,000 in February 2012) and chairs of the other committees each received a $5,000 annual retainer. In February 2012, the Board approved an annual grant to each non-employee director of restricted stock units having a value of $150,000 (based on the fair market value of Unisys common stock on the date of grant). Accordingly, on February 9, 2012, each non-employee director received an annual grant of 7,811 restricted stock units that vested 100% on the date of grant. On that date, Nathaniel A. Davis, who was elected to the Board in December 2011, also received an additional grant of 1,302 restricted stock units having a value of $25,000 which, in accordance with the Company’s policy on making grants to newly elected directors, was a pro-rata award in respect of 2011. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The table below provides a summary of Director Compensation for 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2), (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Alison Davis	61,500	150,010	—	—	—	—	211,510
Nathaniel A. Davis	61,500	175,015	—	—	—	—	236,515
James J. Duderstadt Chairman, Nominating and Corporate Governance Committee	66,500	150,010	—	—	—	—	216,510
Henry C. Duques Lead Director	85,000	150,010	—	—	—	—	235,010
Matthew J. Espe Chairman, Finance Committee	71,000	150,010	—	—	—	—	221,010
Denise K. Fletcher	66,000	150,010	—	—	—	—	216,010
Leslie F. Kenne	60,000	150,010	—	—	—	—	210,010
Lee D. Roberts Chairman, Compensation Committee (5)	68,167	150,010	—	—	—	—	218,177
Paul E. Weaver Chairman, Audit Committee	87,500	150,010	—	—	—	—	237,510

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for chairmen of committees and the lead director, and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2012 financial statements. Amounts shown for directors are in respect of the 9,113 restricted stock units granted to Mr. Davis and the 7,811 restricted stock units granted to all other directors on February 9, 2012. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2012, directors had outstanding stock units in respect of directors’ fees as follows: Ms. Davis – 0; Mr. Davis – 0; Dr. Duderstadt – 2,634.3; Mr. Duques – 13,727.2; Mr. Espe – 632.3; Ms. Fletcher – 1,314.8; Ms. Kenne – 0; Mr. Roberts – 0; Mr. Weaver – 0.

(4)	At December 31, 2012, directors had outstanding stock options as follows: Ms. Davis – 0; Mr. Davis – 0; Dr. Duderstadt – 2,400; Mr. Duques – 2,400; Mr. Espe – 1,200; Ms. Fletcher – 2,400; Ms. Kenne – 0; Mr. Roberts – 0; Mr. Weaver – 0.

(5)	Mr. Roberts was appointed chairman of the Compensation Committee in May 2012.

Under the Company’s stock ownership guidelines directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer by the later of February 2017 or five years after the director’s date of election to the Board. The number of shares owned by each director is set forth in the stock ownership table on page 21.

Code of Ethics and Business Conduct

Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s chief executive officer, chief financial officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange.

5. In accordance with the Company’s bylaws, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 70 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the chief executive officer.

15. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2012 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the chief executive officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process for 2012, including internal controls over financial reporting, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Audit Committee

Henry C. Duques

Matthew J. Espe

Denise K. Fletcher

Paul E. Weaver (Chair)

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2012 and 2011. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2012 and 2011 (in millions of dollars):

	2012	2011
Audit Fees	$9.6	$9.2
Audit-Related Fees	1.7	1.7
Tax Fees	0.5	0.2
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2)

The Audit Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2013. KPMG LLP has been the Company’s independent registered public accounting firm since 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Compensation Discussion and Analysis”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 22, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2012 results. Please read the “Compensation Discussion and Analysis”, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2012.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2.647 million(1) 0.361 million(2)	$ 33.32 $ 0	4.056 million(3)
Equity compensation plans not approved by security holders(4)	0.119 million(5) 0.006 million(6)	$ 84.30 $ 0	0
Total	3.133 million	$ 35.50	4.056 million

(1)	Represents stock options.

(2)	Represents restricted share units and director stock units. Assumes that performance-based restricted stock units will vest at target.

(3)	415,206 shares are issuable under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”), 527,362 shares are issuable under the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”) and 3,113,825 shares are issuable under the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “2010 Plan”). Assumes that outstanding performance-based restricted stock units will vest at target.

(4)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under one of the 2003 Plan, the 2007 Plan or the 2010 Plan, all of which were approved by stockholders. Under the 2002 Plan, stock options could be granted to key employees other than elected officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally had a maximum duration of ten years and were exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either the Stock Unit Plan or the 2002 Plan.

(5)	Represents options granted under the 2002 Plan.

(6)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially own more than 5% of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Class
BlackRock, Inc.	3,270,487	(1)	7.44
40 East 52nd Street New York, NY 10022
Fairpointe Capital LLC	4,750,739	(2)	10.8
1 N. Franklin Street Suite 3300 Chicago, IL 60606
FMR LLC	3,600,414	(3)	8.138
Edward C. Johnson 3d Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109
Putnam Investments, LLC d/b/a Putnam Investments	2,358,263	(4)	5.3
On behalf of itself and: Putnam Investment Management, LLC The Putnam Advisory Company, LLC One Post Office Square Boston, MA 02109
The Vanguard Group	2,876,640	(5)	6.54
100 Vanguard Blvd. Malvern, PA 19355

(1)	Sole dispositive and sole voting power have been reported for all shares.

(2)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 4,660,650 shares, and shared voting power has been reported for 90,089 shares.

(3)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 373,358 shares. Includes 267,039 shares of common stock resulting from the assumed conversion of 121,941 shares of the Company’s 6.25% Mandatory Convertible Preferred Stock.

(4)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 3,162 shares.

(5)	Sole dispositive power has been reported for 2,815,356 shares, and shared dispositive power has been reported for 61,284 shares. Sole voting power has been reported for 62,754 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of March 4, 2013 by all directors, each of the executive officers named on page 41, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1)(2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)(3)	Percent of Class
Dominick Cavuoto	13,643.0	116,128	*
J. Edward Coleman	155,427.8	493,335	*
Alison Davis	17,980.0	0	*
Nathaniel A. Davis	15,441.0	0	*
James J. Duderstadt	33,770.6	1,200	*
Henry C. Duques	48,118.5	1,200	*
Matthew J. Espe	34,523.6	1,200	*
Denise K. Fletcher	35,286.1	1,200	*
Ronald S. Frankenfield	11,410.7	41,368	*
Janet B. Haugen	17,083.0	122,562	*
Leslie F. Kenne	33,891.3	0	*
Lee D. Roberts	6,328.0	0	*
Nancy S. Sundheim	12,411.1	73,082	*
Paul E. Weaver	26,803.0	0	*
All directors and current officers as a group	512,403.3	1,167,408	3.4

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Mr. Cavuoto, 1,519; Mr. Coleman, 940.8; Mr. Frankenfield, 7,463.1; Ms. Haugen, 1,461; Ms. Sundheim, 2,116.3; current officers as a group, 19,213.1. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 12, for directors as follows: Dr. Duderstadt, 2,634.3; Mr. Duques, 13,727.2; Mr. Espe, 632.3; and Ms. Fletcher, 1,314.8. They may not be voted.

(c)	Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Ms. Davis, 17,980; Dr. Duderstadt, 18,017; Mr. Duques, 18,017; Ms. Fletcher, 14,139; Ms. Kenne, 18,017; and Mr. Weaver, 1,939. Deferred stock units are distributed in shares of common stock upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following March 4, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following provides information regarding the compensation and benefit programs in place during 2012 for the executive officers named in the Summary Compensation Table on page 41. These officers (collectively, the “Named Officers”) are J. Edward Coleman, Chairman and Chief Executive Officer; Janet B. Haugen, Senior Vice President and Chief Financial Officer; Dominick Cavuoto, Senior Vice President and President, Technology, Consulting and Integration Solutions; Ronald S. Frankenfield, Senior Vice President and President, Global Managed Services and Nancy S. Sundheim, Senior Vice President, General Counsel and Secretary.

Overview

The Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (a) base salary, (b) short-term, performance-based cash incentives (bonus) and (c) long-term incentives in the form of equity-based awards (stock options and performance-based restricted stock units (“RSUs”) in 2012). The following discussion of compensation focuses on these three types of compensation.

A Significant Portion of Executive Officer Target Compensation is At Risk and Performance Based

The Company’s executive compensation program is strongly focused on pay-for-performance principles, with a significant portion of executive officer compensation at risk and dependent upon the Company’s financial performance and/or an increase in the Company’s stock price. Bonuses and the amount of performance-based RSUs that can be earned are dependent on the achievement of financial goals; the value of performance-based RSUs, once earned, increases and decreases based on the Company’s stock price; and stock options have value only if and to the extent that the Company’s stock price rises above the exercise price of the option.

As shown in the following charts, for 2012, approximately 79% of the total target compensation of J. Edward Coleman, the Company’s Chairman and Chief Executive Officer, was at risk, with approximately 44% dependent on the achievement of performance metrics. In addition, approximately 51% of Mr. Coleman’s total target compensation was in the form of equity-based awards.

Components of CEO Target Compensation

CEO Compensation Component	Target Amount	Percentage of Target Compensation *	Performance Measured
Fixed Compensation
Base Salary	$972,000	21%
Total Fixed Compensation	$972,000	21%
At-Risk Compensation
Bonus	$1,215,000	27%	Revenue, Pre-Tax Profit, Free Cash Flow
Performance-Based RSUs	$780,800	17%	Revenue, Pre-Tax Profit
Stock Options	$1,560,663	34%
Total At-Risk Compensation	$3,556,463	79%
Total Target Compensation	$4,528,463	100%

*	Rounded to the nearest whole percent

For the other Named Officers, at-risk compensation ranged from 55% to 66% of total target compensation, with 41% to 44% dependent on the achievement of performance metrics. From 22% to 34% of the total target compensation of the other Named Officers was in the form of equity-based awards.

While the actual amount of total compensation earned will vary based on the Company’s performance and its stock price, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions at companies in the peer group, discussed below, against which the Company compares its executive compensation (the “Benchmark Companies”).

Company Performance

After Mr. Coleman joined the Company as Chairman and Chief Executive Officer in October 2008, the Company began an aggressive turnaround program intended to enhance the Company’s financial results and strengthen its balance sheet. The Company has strengthened its solutions portfolio, increased the cost efficiency of its services operations, improved its profitability and reduced debt and interest expense. In the four years since this turnaround program began, the Company has had four consecutive years of profitability and positive cash flow, despite declining revenue, increased pension expense and increased pension contributions. In particular, the Company has:

•	Improved from a net loss from continuing operations of $151 million in 2008 to net income of $129 million in 2012;

•	Increased its operating profit from $2 million in 2008 to $319 million in 2012 including a $160 million increase in pre-tax pension expense from 2008 to 2012;

•	Reduced its debt from over $1 billion at December 31, 2008 to $210 million at December 31, 2012; and

•	Reduced interest expense from a high of $102 million in 2010 to an annualized level of $10 million by the fourth quarter of 2012.

During this time period, the Company’s financial condition has been adversely affected by significant underfunded pension obligations. Although most of the Company’s defined benefit pension plans have been frozen and benefits under those plans have ceased to accrue, the underfunded liabilities for these plans have increased from $1.3 billion at December 31, 2008 to $2.4 billion at December 31, 2012. This is principally due to a decline in the discount rate used to compute the present value of defined benefit obligations under U.S. generally accepted accounting principles.

Results for 2012 included:

•	Early achievement of the Company’s 2013 debt reduction goal, with debt reductions of $149 million, or 42%;

•	Achievement of the Company’s 2013 goal of $350 million in pre-tax profit before pension expense;

•

$31 million in charges related to the debt reductions and $105 million of pension expense, compared to debt reduction charges of $85 million and pension expense of $28 million in 2011. These charges adversely affected net income for both years;

•

Net income of $129 million, compared to net income of $121 million in 2011. Excluding debt reduction charges and pension expense in both years, net income in 2012 was $265 million, up from $234 million in 2011;

•

$261 million of cash generated from operations, which included $202 million of pension contributions. In 2011, cash generated from operations was $317 million including $83 million of pension contributions. Before pension contributions in both years, cash generated from operations in 2012 was $463 million, up from $400 million in 2011;

•	A cash balance of $656 million at year end, which was more than triple the Company’s debt balance of $210 million; and

•	ClearPath revenue growth.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for a more detailed description of the Company’s financial results.

For the four-year period since the turnaround program began, the Company has also had a cumulative total stockholder return (“TSR”) of 104%. The graph below compares the Company’s TSR with the TSRs of the Benchmark Companies, the S&P 500 Stock Index and the S&P 500 IT Services Index for that four-year period. The graph assumes $100 was invested on December 31, 2008 and assumes reinvestment of any dividends.

	2008	2009	2010	2011	2012
Unisys Corporation	100	454	305	232	204
Benchmark Companies	100	145	183	155	175
S&P 500	100	126	145	149	172
S&P 500 IT Services index	100	143	157	190	223

Compensation Actions for 2012

The goals of the turnaround program were key factors in designing the 2012 compensation program. Key compensation decisions with respect to the Named Officers for 2012 included:

•	Base salaries – The Named Officers did not receive base salary increases in 2012 given general economic conditions and the Company’s cost reduction program. The

Named Officers generally have not received salary increases since 2008. The base salaries for the Named Officers were generally at the median for persons holding comparable positions at the Benchmark Companies.

•

Short-term cash incentive awards – The Named Officers were eligible to receive bonuses in the form of short-term cash incentive awards based on performance. Each Named Officer was assigned a target annual bonus amount that was generally in line with the target amounts set for comparable positions at the Benchmark Companies. The extent to which these target amounts were actually earned depended entirely upon the performance of the Company and, for executives with responsibility for a business unit, also on the performance of that business unit, against quarterly and annual performance targets set by the Compensation Committee. Pre-tax profit, free cash flow and revenue targets were set as the three metrics for corporate performance. Pre-tax profit and either revenue or orders targets were set as the two metrics for business unit performance. For executives with responsibility for a business unit, bonus payments were based 50% on the performance of the Company as a whole and 50% on the performance of the business unit. For 2012, the actual amount of short-term incentive compensation earned by the Named Officers ranged from 74% to 102% of their target bonus amount.

•

Long-term incentive awards – Grants in 2012 were a mix of performance-based RSUs and stock options. Because of the Company’s desire to achieve an appropriate balance between the goals of its long-term incentive program, its compensation expense and dilution to its stockholders, the grant date value of these long-term incentive awards to the Named Officers, as shown in the Summary Compensation Table on page 41, was below the median for awards granted by the Benchmark Companies (at approximately the 25th percentile for the Named Officers). RSUs granted in 2012 were designed so that they would be earned only to the extent that the Company achieved revenue and/or pre-tax profit targets set for 2012, each of which was weighted 50%. For 2012, the Company did not meet the revenue target and exceeded the pre-tax profit target. As a result, the RSUs were earned at the rate of 0.68 shares of Unisys common stock per RSU. The earned RSUs will vest one-third annually over a three-year period. Stock option grants in 2012 had an exercise price equal to the fair market value of Unisys common stock on the date of grant and will vest one-third annually over a three-year period.

Because long-term incentive awards were below the median for the Benchmark Companies, total target compensation for 2012 was below competitive levels (at approximately the 31st percentile for Mr. Coleman and ranging from the 32nd to the 49th percentile for the other Named Officers).

Pay for Performance Alignment

As set forth above, the Company’s executive compensation program is strongly focused on pay-for-performance principles and is designed to align the interests of executives with the interests of stockholders. The graphs that follow show the alignment between the Company’s performance, as measured by total stockholder return, and the compensation earned by its chief executive officer.

The following graph shows the Company’s TSR (based on its year-end stock price) for the four-year period that Mr. Coleman has been the Company’s Chairman and Chief Executive Officer and Mr. Coleman’s compensation (salary, bonus and equity-based awards) for each year in the period. The graph does not show Mr. Coleman’s compensation for 2008 because he joined the Company in October of that year.

The graph shows both “realizable” compensation and compensation as set forth in the Summary Compensation Table of this and prior years’ proxy statements. Both realizable compensation and compensation set forth in the Summary Compensation Table show the actual amount of salary and bonus earned. Realizable compensation differs from compensation shown in the Summary Compensation Table in the way that equity-based awards are valued. As required by the SEC, the Summary Compensation Table shows the fair value of stock awards and option awards as of the date of grant, calculated in accordance with accounting rules. These amounts represent the Company’s accounting expense for these grants. The amounts do not reflect the actual number of performance-based RSUs earned based on corporate performance and, for both RSUs and stock options, do not take into account changes in the Company’s stock price after the date of grant, both of which factors affect actual compensation earned. Realizable compensation takes both of these factors into account.

For the realizable compensation shown in the graph below, the value of performance-based RSUs was calculated by multiplying the actual number of RSUs earned in respect of a year by the price of Unisys stock as of December 31 of that year, and stock options were valued at their “in the money” value at December 31 of the year in which they were granted. The Company believes that realizable compensation is more representative of compensation actually earned than is the compensation shown in the Summary Compensation Table and that realizable compensation is therefore the better measure of compensation to compare against corporate performance.

CEO Compensation and Year-End Unisys Stock Price

CEO Compensation	2008	2009	2010	2011	2012
SCT Compensation		$3,460,382	$5,533,299	$5,511,978	$4,554,343
Realizable Compensation		$8,145,900	$4,502,822	$2,635,781	$2,683,440
Year-End Unisys Stock Price	$8.50	$38.56	$25.89	$19.71	$17.30

The following table shows the components of Mr. Coleman’s compensation shown in the above graph.

	2009		2010		2011		2012
	SCT Compensation	Realizable Compensation	SCT Compensation	Realizable Compensation	SCT Compensation	Realizable Compensation	SCT Compensation	Realizable Compensation
Salary	$972,000	$972,000	$972,000	$972,000	$972,000	$972,000	$972,000	$972,000
Bonus	1,579,500	1,579,500	1,356,062	1,356,062	948,308	948,308	1,240,880	1,240,880
Performance-Based RSUs	571,500	1,735,200	1,047,600	2,174,760	1,160,400	715,473	780,800	470,560
Stock Options	337,382	3,859,200	2,157,637	0	2,431,270	0	1,560,663	0
Total	$3,460,382	$8,145,900	$5,533,299	$4,502,822	$5,511,978	$2,635,781	$4,554,343	$2,683,440

The following chart compares the Company’s TSR percentile and Mr. Coleman’s realizable compensation percentile for the three year period 2009-2011 with those of the Benchmark Companies. Each point on the chart represents a CEO’s percentile position for realizable compensation relative to his or her company’s three-year TSR. Compared to the Benchmark Companies, Mr. Coleman’s realizable compensation for this time period was at the 33rd percentile while the Company’s TSR was at the 83rd percentile.

The above chart is based on the 2012 proxy filings of the Benchmark Companies and therefore covers only the period 2009-2011. For purposes of the chart, realizable compensation consists of (a) base salary paid over the period, (b) actual short-term cash incentive awards earned over the period, (c) the value of any in-the-money stock options granted during the period, (d) the value of all non-performance-based equity awards granted during the period, and (e) the value of all performance-based equity awards granted during the period (calculated using the actual number of earned shares for grants for which the performance period had been completed and using target values for grants for which the performance period had not been completed). The realizable value of stock options and other equity-based awards was calculated using each company’s closing stock price on the last day of the three-year period.

Recent Changes in Compensation Policies and Practices

The Company continually evaluates its compensation policies to ensure that they are meeting its objectives and are consistent with good governance practices. As part of this process the Company considers the results of its most recent stockholder advisory vote on executive compensation. At the 2012 annual meeting, the Company’s executive compensation program received a favorable vote of 90% of the votes cast. The Company believes that this shows that its stockholders support the overall design of the Company’s compensation program and its compensation decisions.

The Company will continue to evaluate and enhance its compensation program. In the last several years, the Company has taken a number of actions, including the following:

•	It has increased its stock ownership guidelines for officers and directors;

•	It has paid no tax gross-ups on perquisites;

•

It has made changes to change in control employment agreements to be entered into with newly elected officers that (a) shorten the benefits continuation period from three years to two years, (b) reduce benefits from a multiple of three to a multiple of two times salary and bonus, (c) eliminate excise tax gross-ups and (d) eliminate the provision allowing the executive to receive benefits if he or she voluntarily terminates employment during the 13th month following a change in control;

•	It has implemented a compensation risk assessment process to assess the risks of its compensation programs and policies;

•	It has revised its Insider Trading Policy to prohibit hedging transactions relating to Unisys securities; and

•

It has adopted an executive officer clawback policy under which the Company will seek to recover incentive-based compensation from executive officers if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement. The policy provides for the recovery of the difference between the amount actually paid or awarded and the amount that would have been paid or awarded had it been calculated based on the restated financial statements. Recovery is not required to the extent it is not permitted under applicable law or not in the best interest of the Company.

The Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and the compensation of the Named Officers varies depending upon the achievement of these goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company.

Compensation Philosophy

As set forth above, the Company’s executive compensation program is designed to attract, retain and motivate executives who lead the Company’s business, to reward them for achieving both financial and strategic Company goals and to align their interests with the interests of stockholders. The program seeks to achieve these goals primarily through a combination of the following types of compensation: (a) base salary, (b) short-term cash incentives tied to annual and quarterly performance and (c) long-term incentives in the form of RSUs, stock options and/or other stock-based awards.

Each of the three principal elements of the Company’s executive compensation program is essential to meeting the program’s overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for the Company’s success. Cash incentive compensation is “at-risk” compensation designed both to reward executives for the achievement of short-term corporate and business unit goals and to attract and retain executives. Long-term incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for long-term business success and to attract and retain executives responsible for this long-term success.

The Company has not adopted a formula to allocate total compensation among its various components. As a general matter, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be consistent with the median for the Benchmark Companies. However, the Company incorporates flexibility into its compensation programs and into the assessment process to respond to and adjust for the changing business environment, to emphasize, as needed, one or more of its compensation objectives and to take into consideration individual performance, as well as the relative complexity and strategic importance of any particular position held.

Benchmarking

The Company’s executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of the Company’s executive compensation program in 2012, the Compensation Committee compared the Company’s overall compensation practices (types of compensation paid, mix of variable and fixed compensation, mix of cash and equity-based compensation and the like) and compensation levels for Named Officers (total annual compensation, as well as each component of their total compensation) with the Benchmark Companies listed below. The list of Benchmark Companies was developed by the Compensation Committee’s compensation consultant using a rules-based selection process that focused on companies that are similar to the Company with respect to business operations (product and services offerings, customer base, end markets, etc.) and size of revenue and employee population (generally from one-third to three times the size of the Company). Market capitalization was also considered as a secondary criterion. As a result of this process, in 2012, two companies, Accenture and EMC Corporation, were removed from the list of Benchmark Companies that was used in 2011, and two companies, Convergys Corporation and Man Tech International Corporation, were added. The Benchmark Companies for 2012 were:

Automatic Data Processing, Inc. CACI International Inc.	Convergys Corporation Fidelity National Information	Man Tech International Corporation
Cognizant Technology Solutions Corporation Computer Sciences Corporation	Services, Inc. Fiserv, Inc.	NCR Corporation NetApp, Inc.
	Juniper Networks, Inc.	SAIC, Inc.

Role of Compensation Consultants and Management

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. In 2012, Pearl Meyer & Partners was the committee’s outside compensation consultant. In this role, Pearl Meyer & Partners performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and director compensation, particularly analyses of the Company’s executive and director compensation in comparison to the Benchmark Companies. Pearl Meyer & Partners spoke with the chairman of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and met from time to time in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, the committee solicits input from Mr. Coleman regarding the compensation of those executives reporting directly to him. In connection with these recommendations, Mr. Coleman consults with the Company’s head of human resources and senior executive compensation staff and meets periodically with the Compensation Committee’s outside compensation consultant to review the benchmark data. In addition, Mr. Coleman provides recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the performance measures used in the Company’s bonus and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels. In connection with these recommendations, Mr. Coleman consults with the Company’s chief financial officer. Although Mr. Coleman regularly attends Compensation Committee meetings, his compensation package is considered by the committee in an executive session without him present, using data, analysis and advice provided by the outside compensation consultant, and then reviewed and approved by the independent members of the Board of Directors. The Compensation Committee also meets from time to time in executive session with the outside compensation consultant, but without the presence of Mr. Coleman or any other members of management, to consider, among other things, the compensation recommendations proposed by Mr. Coleman.

Chairman and Chief Executive Officer

In October 2008, when Mr. Coleman joined the Company, he and the Company entered into an agreement covering the terms and conditions of his employment. The agreement provides for a minimum base salary of $972,000 per year, subject to periodic review by the Board of Directors after receiving a recommendation from the Compensation Committee. He is eligible to receive an annual bonus award at a target bonus level of not less than 125% of base salary. The actual bonus payable, if any, will be determined by the Board in its sole discretion after receiving a recommendation from the Compensation Committee and will be based on Mr. Coleman’s attainment of performance criteria to be determined annually by the Board and the Compensation Committee. Mr. Coleman is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive awards under the Company’s long-term incentive plans. For so long as Mr. Coleman’s primary residence is not in the Philadelphia metropolitan area, he will be provided with the use of a Company-paid apartment in the Philadelphia metropolitan area for business purposes, the annual expense of which will be approved annually by the Compensation Committee.

Principal Components of Executive Officer Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation.

Base Salary

Base salaries for elected officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Thereafter, increases in salary can be based on the Compensation Committee’s evaluation of any number of factors, including the individual’s level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the benchmark compensation data. In February 2012, when it conducted its review of executive compensation, the Compensation Committee determined that no elected officers would receive salary increases in 2012 given economic conditions and the Company’s cost reduction program. In its review, the committee also considered the relationship of executive compensation at the Company to the benchmark compensation data and determined that salaries that had been in effect for 2011 for the Named Officers remained generally consistent with the median for the Benchmark Companies.

Short-Term Variable Incentive Compensation

During 2012, all of the Company’s elected officers were eligible to receive annual and quarterly bonuses in the form of cash incentive compensation through the Company’s Executive Variable Compensation Plan (the “EVC Plan”). Compensation under the EVC Plan is “at-risk” compensation intended to motivate and reward executives for the attainment of short-term performance goals. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to bonus payments and the amounts of such bonuses. For 2012, the amount of incentive compensation awards paid to the Named Officers under the plan depended upon (a) the officer’s target annual bonus amount and (b) the degree to which corporate and any applicable business unit performance goals were met.

Target annual bonus amounts for elected officers are approved by the committee and are intended to be competitive in the market in which the Company competes for talent. They are therefore set at or around the median for comparable positions at the Benchmark Companies. For 2012, target bonus amounts, which are typically stated as a percentage of base salary, were as follows for the Named Officers: J. Edward Coleman — 125%; Janet B. Haugen — 90%; Dominick Cavuoto — 95%; Ronald S. Frankenfield — 95%; Nancy S. Sundheim — 75%.

For 2012, the extent to which the Named Officers received their target bonus amounts depended upon the degree to which the Company and, if applicable, the individual’s business unit, achieved financial performance targets approved by the Compensation Committee. For 2012, bonuses to Named Officers at the corporate level (Mr. Coleman,

Ms. Haugen and Ms. Sundheim) were paid based on the performance of the Company as a whole against the performance targets; awards to Named Officers with responsibility for a business unit (Mr. Cavuoto and Mr. Frankenfield) were paid 50% based on the performance of the Company as a whole and 50% based on the performance of the relevant business unit. In each instance, bonus payments were based 40% on quarterly performance and 60% on full-year performance. Bonuses with respect to quarterly results were paid after the end of each quarter.

Performance targets set for the Company as a whole for 2012 were based on pre-tax profit, free cash flow and revenue. Pre-tax profit and free cash flow were each weighted 40% and revenue was weighted 20%. The committee also set threshold and, in the case of annual performance, additionally set maximum performance levels for each criterion, which would result in payment at 50% and 150% of target, respectively, if achieved. No bonus would be paid by the Company in respect of a criterion if performance was below the threshold level, except that the plan had a “catch-up” feature for quarterly periods that allowed participants to receive payments for quarters in which performance targets were not fully met if there was overachievement in later quarters and achievement at target for the year to date period. The performance targets were set to reward strong management performance, given the Company’s strategic objectives and the economic conditions at the time the targets were set.

The tables below summarize, for Company-wide performance in 2012, the threshold, target and maximum performance levels and the actual results for each performance metric and the percentage of target bonuses (rounded to the nearest whole percent) paid based on these results.

Full-year 2012

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Maximum ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	376	396	475	452	135%
Free Cash Flow	(95)	(90)	0	89	150%
Revenue	3,892	3,984	4,239	3,707	0%

The aggregate percentage of target bonus amounts paid with respect to all three performance metrics for the full year, after taking into account the weightings of performance metrics disclosed above, was 114%.

Quarterly 2012

First Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	43	53	81	100%
Free Cash Flow	(87)	(87)	2	100%
Revenue	920	926	928	100%

Second Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	87	91	119	100%
Free Cash Flow	(30)	(22)	22	100%
Revenue	947	992	921	0%

Third Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	87	87	94	100%
Free Cash Flow	(5)	(5)	2	100%
Revenue	986	986	877	0%

Fourth Quarter:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Actual ($ Millions)	Percentage Paid
Pre-Tax Profit	131	165	159	92%
Free Cash Flow	0	30	61	100%
Revenue	1,024	1,081	980	0%

The aggregate percentage of target bonus amounts paid with respect to all three performance metrics for all four quarters, after taking into account the weightings of performance metrics disclosed above, was 84%.

The above performance metrics include non-GAAP financial measures. The Company defines free cash flow as cash from operations less capital expenditures. Pre-tax profit excludes defined benefit pension expense, restructuring charges and debt reduction charges and is calculated before the accrual for variable compensation. Free cash flow excludes the reduction in interest payments resulting from the retirement of debt during the year. These metrics therefore will differ from the amounts shown in the Company’s financial statements.

The following tables summarize, for Mr. Coleman, Ms. Haugen and Ms. Sundheim, bonus amounts paid for 2012 under the 2012 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the second paragraph of this section. The “Weighting” column reflects the weightings between annual and quarterly measurement periods discussed above. Percentages shown in the tables are rounded to the nearest whole percent. Although the EVC Plan gives the Compensation Committee discretion to consider individual performance and to make awards accordingly, bonus awards to Mr. Coleman, Ms. Haugen and Ms. Sundheim for 2012 were determined by formula and were based solely on the degree to which the Company achieved its performance goals.

J. Edward Coleman Performance Metric	Weighting	Target Amount ($)	Actual Amount Paid ($)	Amount Paid as Percentage of Target for Performance Metric	Amount Paid as Percentage of Total Target Amount
Annual Pre-Tax Profit, Free Cash Flow and Revenue	60%	729,000	831,789	114%	68%
Quarterly Pre-Tax Profit, Free Cash Flow and Revenue	40%	486,000	409,091	84%	34%
Total	100%	1,215,000	1,240,880		102%

Janet B. Haugen Performance Metric	Weighting	Target Amount ($)	Actual Amount Paid ($)	Amount Paid as Percentage of Target for Performance Metric	Amount Paid as Percentage of Total Target Amount
Annual Pre-Tax Profit, Free Cash Flow and Revenue	60%	301,551	344,070	114%	68%
Quarterly Pre-Tax Profit, Free Cash Flow and Revenue	40%	201,034	169,222	84%	34%
Total	100%	502,585	513,292		102%

Nancy S. Sundheim Performance Metric	Weighting	Target Amount ($)	Actual Amount Paid ($)	Amount Paid as Percentage of Target for Performance Metric	Amount Paid as Percentage of Total Target Amount
Annual Pre-Tax Profit, Free Cash Flow and Revenue	60%	228,042	260,196	114%	68%
Quarterly Pre-Tax Profit, Free Cash Flow and Revenue	40%	152,028	127,970	84%	34%
Total	100%	380,070	388,166		102%

For the other Named Officers, with respect to the portion of awards based on business unit performance, the annual and quarterly performance metrics for the applicable business unit were either revenue and pre-tax profit (Mr. Cavuoto) or orders and pre-tax profit (Mr. Frankenfield). As with the metrics for Company performance, threshold and, in the case of annual performance, maximum performance levels were set for each criterion, which would result in payment at 50% and 150% of target, respectively, if achieved. The table below sets forth the amount paid, as a percentage of target, with respect to the performance of the business units of the other Named Officers. The table below does not quantify the business unit performance metrics because the Company believes that disclosing this information would result in substantial competitive harm to it, and the Company does not believe that quantifying the performance measures used is material to an understanding of the Company’s compensation policies and decisions. The business unit performance targets, like the Company-wide targets, were set to reward strong management performance, given the Company’s strategic objectives and the economic and market conditions at the time the targets were set.

Named Officer	Percentage of Total Business Unit Quarterly Targets Paid	Percentage of Annual Business Unit Targets Paid
Dominick Cavuoto	63%	64%
Ronald S. Frankenfield	45%	47%

The following tables summarize, for the other Named Officers, bonus amounts paid for 2012 under the 2012 EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to in the second paragraph of this section. The “Weighting” column reflects the weightings between annual and quarterly measurement periods and weightings between Company-wide and business unit performance discussed above. Percentages shown in the tables are rounded to the nearest whole percent. Although the EVC Plan gives the Compensation Committee discretion to consider individual performance and to make awards accordingly, awards to Mr. Cavuoto and Mr. Frankenfield for 2012 were determined by formula and were based solely on the degree to which the Company and the applicable business unit achieved its performance goals.

Dominick Cavuoto Performance Metric	Weighting	Target Amount ($)	Actual Amount Paid ($)	Amount Paid as Percentage of Target for Performance Metric	Amount Paid as Percentage of Total Target Amount
Company Annual Pre-Tax Profit, Free Cash Flow and Revenue	30%	135,375	154,463	114%	34%
Business Unit Annual Performance	30%	135,375	86,775	64%	19%
Company Quarterly Pre-Tax Profit, Free Cash Flow and Revenue	20%	90,250	75,967	84%	17%
Business Unit Quarterly Performance	20%	90,250	56,407	63%	13%
Total	100%	451,250	373,612		83%

Ronald S. Frankenfield Performance Metric	Weighting	Target Amount ($)	Actual Amount Paid ($)	Amount Paid as Percentage of Target for Performance Metric	Amount Paid as Percentage of Total Target Amount
Company Annual Pre-Tax Profit, Free Cash Flow and Revenue	30%	135,375	154,463	114%	34%
Business Unit Annual Performance	30%	135,375	64,168	47%	14%
Company Quarterly Pre-Tax Profit, Free Cash Flow and Revenue	20%	90,250	75,968	84%	17%
Business Unit Quarterly Performance	20%	90,250	40,612	45%	9%
Total	100%	451,250	335,211		74%

Long-Term Incentive Awards

Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. They are also used as a vehicle to attract, retain and motivate executives responsible for the Company’s long-term success. The Company makes an annual long-term incentive grant to its executives during the first quarter of the year and also may make grants to newly hired employees in connection with their employment.

In 2012, long-term incentives generally took the form of non-qualified stock options and performance-based RSUs. The Compensation Committee believed that using two different types of awards would provide balance to the Company’s long-term incentive program and mitigate risk associated with any single award type. Stock options, which vest over three years, are intended to serve as a retention vehicle and to align the recipients’ interests with stockholders’ long-term interests because they have value after vesting only if and to the extent that the Company’s stock price exceeds the exercise price of the stock option.

Performance-based RSUs will be earned only to the extent that the Company’s financial targets are met and, if earned, will vest one-third annually over a three year period. Performance-based RSUs also serve as a retention vehicle and align the recipients’ interests with those of stockholders because the value of the RSUs, once earned, increases and decreases directly based on the Company’s stock price.

For the performance-based RSUs granted in 2012, the Company chose a one-year performance period because of the importance to the turnaround plan of emphasizing revenue and profitability in 2012 and because of the difficulty of setting multi-year performance goals in a turnaround situation. The performance goals for 2012 were revenue and pre-tax profit, and each was weighted 50%. Threshold, target and maximum performance levels were set for each goal. The RSUs will be converted into shares of Unisys common stock at rates ranging from 0.5 shares per RSU (for performance at threshold level) to 1.0 share per RSU (for performance at target level) to 1.5 shares per RSU (for performance at or above maximum level). If the Company’s performance with respect to a metric was below the threshold level, no shares were earned in respect of that performance measure, and the related RSUs were cancelled. The table below summarizes, for performance-based RSUs granted in 2012, the threshold, target and maximum performance levels and the actual results for each performance metric and the conversion rate applied to vesting RSUs based on these results:

Performance Metric	Threshold ($ Millions)	Target ($ Millions)	Maximum ($ Millions)	Actual ($ Millions)	Conversion Rate Applied to RSUs Vesting Into Shares
Revenue	3,892	3,984	4,239	3,707	0 shares per RSU
Pre-Tax Profit	376	396	475	452	1.36 shares per RSU

As a result, after taking into account the 50% weighting of each performance metric, each RSU granted in 2012 will be converted into 0.68 shares of Unisys common stock.

Long-term incentive awards granted to each Named Officer in 2012 are set forth in “Grants of Plan-Based Awards” on page 42. In 2012, the grant date value of the awards to each Named Officer was below the market median for the Benchmark Companies.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under revised guidelines put into effect in February 2011, elected officers are expected to own Unisys stock or stock units (including vested “in the money” stock options, unvested time-based RSUs and earned performance-based RSUs that have not yet vested) having a value equal to a multiple of their annual base salary, as follows: chief executive officer – 3 times; chief financial officer and senior vice presidents with responsibility for a business unit –1.5 times; other senior vice presidents –1 times; vice presidents—0.5 times. Unvested stock options, vested “under water” stock options and performance-based RSUs that have not yet met the performance criteria will not count toward fulfillment of the ownership guidelines. Officers will be expected to meet the ownership guidelines by February 2016, or within five years of election for officers elected after February 2011. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 21.

Stock Option/RSU Granting Practices

As set forth above, in 2012 long-term incentives generally took the form of stock options and RSUs. Most awards are granted in the annual grant made to executives, although awards may also be granted as part of the hiring process. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee early each year, at the time the Compensation Committee approves the type and number of awards to be granted and finalizes the performance criteria for performance-based awards. For grants in the United States, the grant date is no earlier than the date of the meeting, and the exercise price of stock options is at least 100% of the fair market value of Unisys common stock on the date of grant. The dates of regularly scheduled board and committee meetings are generally determined many months in advance as part of the normal board calendaring process.

Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants that require the approval of the Compensation Committee are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings. For these grants, the date of grant is the date of the meeting, if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s chief executive officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the chief executive officer, his direct reports and their direct reports). The committee’s delegation of authority specifies that for these stock options the grant date will be either (a) the first business day of the month following the date of the chief executive officer’s approval, if the individual has commenced employment at Unisys, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The chief executive officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

As with stock options, RSUs may also be granted as part of the hiring process. The same procedures regarding the chief executive officer’s authority with respect to, and the timing of, stock option grants to new employees also apply to RSUs granted to new hires.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, the Company provides death benefits to the beneficiaries of executive officers. Perquisites available to executive officers include financial counseling/tax preparation services and an annual physical examination.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

The 2010 Plan permits the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the 2010 Plan that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

James J. Duderstadt

Henry C. Duques

Lee D. Roberts (Chair)

Paul E. Weaver

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Officers for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary (1) ($)	Bonus (1) ($)	Stock Awards (2)(3) ($)	Option Awards (2) ($)	Non - Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
J. Edward Coleman Chairman and Chief Executive Officer	2012 2011 2010	972,000 972,000 972,000	1,240,880 948,308 1,356,062	780,800 1,160,400 1,047,600	1,560,663 2,431,270 2,157,637	— — —	— — —	206,746 206,533 199,159	4,761,089 5,718,511 5,732,458
Janet B. Haugen Senior Vice President and Chief Financial Officer	2012 2011 2010	558,428 558,428 558,428	513,292 392,269 560,938	140,544 278,496 251,075	280,919 583,505 517,114	— — —	456,559 324,090 206,696	62,257 62,076 54,757	2,011,999 2,198,864 2,149,007
Dominick Cavuoto Senior Vice President; President Technology Consulting and Integration Solutions	2012 2011 2010	475,000 475,000 475,000	373,612 366,392 513,613	156,160 278,496 251,075	312,133 583,505 517,114	— — —	40,724 31,401 22,938	115,311 115,826 105,774	1,472,940 1,850,620 1,885,513
Ronald S. Frankenfield Senior Vice President; President Global Managed Services	2012 2011	475,000 475,000	335,211 205,769	156,160 278,496	312,133 583,505	— —	102,694 74,850	30,546 36,115	1,411,744 1,653,735
Nancy S. Sundheim Senior Vice President, General Counsel and Secretary	2012 2011 2010	506,760 506,760 506,760	388,166 296,646 424,197	83,155 164,777 148,759	166,211 345,240 306,384	— — —	450,881 360,625 261,582	93,278 95,058 87,312	1,688,451 1,769,106 1,734,995

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2012 financial statements. For more details on grants in 2012, see “Grants of Plan-Based Awards” below.

(3)	Amounts shown for 2012 represent the grant date fair value of the performance-based RSUs granted to each Named Officer on February 9, 2012, assuming that target performance levels are met. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Coleman – $1,171,200; Ms. Haugen – $210,816; Mr. Cavuoto – $234,240; Mr. Frankenfield – $234,240; Ms. Sundheim—$124,733.

(4)	Amounts shown are the increase in pension value only. Effective December 31, 2006, the Company’s U.S. defined benefit pension plans were frozen, and benefits thereunder ceased to accrue. The changes in pension value shown in the table are principally due to the changes in the discount rate used to determine the present value of the accumulated benefit.

(5)	Amounts shown are Company matching contributions under the Unisys Savings Plan, premiums paid for company-owned life insurance policies and perquisites (unless the aggregate amount of perquisites for an individual is less than $10,000). For 2012, amounts consist of the following: Mr. Coleman – matching contributions of $7,500, life insurance premiums of $155,256 and perquisites of $43,990, which include $43,920 for a company-paid apartment; Ms. Haugen – matching contributions of $7,500, and life insurance premiums of $54,757; Mr. Cavuoto – matching contributions of $7,500, life insurance premiums of $71,673 and perquisites of $36,138, which consist of commuting expense; Mr. Frankenfield – matching contributions of $1,781, and life insurance premiums of $28,765; Ms. Sundheim – matching contributions of $5,966 and life insurance premiums of $87,312.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2012 to the Named Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Edward Coleman	2/9/12				20,000	40,000	60,000		160,000	19.52	2,341,463
Janet B. Haugen	2/9/12				3,600	7,200	10,800		28,800	19.52	421,463
Dominick Cavuoto	2/9/12				4,000	8,000	12,000		32,000	19.52	468,293
Ronald S. Frankenfield	2/9/12				4,000	8,000	12,000		32,000	19.52	468,293
Nancy S. Sundheim	2/9/12				2,130	4,260	6,390		17,040	19.52	249,366

Awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based RSUs granted under the 2010 Plan. These RSUs, which are discussed more fully in “Compensation Discussion and Analysis” above, will vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that the performance goals established for 2012 by the Compensation Committee of the Board have been achieved and if the Named Officer is then employed by the Company. On February 9, 2013, each restricted share unit scheduled to vest on that date was converted into 0.68 shares of Unisys common stock. The conversion rate will be the same for units that vest on the second and third anniversaries of the date of grant, since the performance goals are based solely on 2012 performance.

Awards shown above under “All Other Option Awards” are non-qualified stock options granted under the 2010 Plan. These options will vest one-third per year beginning on the first anniversary of the date of grant, if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
J. Edward Coleman	120,000	0		18.70	10/8/2013	49,001	847,717
	114,000	0		6.40	2/12/2014
	80,000	40,000		34.92	2/11/2015
	40,001	79,999		38.68	2/10/2016
	0	160,000		19.52
Janet B. Haugen	8,000	0		84.15	2/13/2013	10,123	175,128
	7,500	0		142.70	2/11/2014
	57,500	0		6.40	2/12/2014
	19,174	9,586		34.92	2/11/2015
	9,601	19,199		38.68	2/10/2016
	0	28,800		19.52	2/9/2017
Dominick Cavuoto	28,750	0		6.40	2/12/2014	10,667	184,539
	19,174	9,586		34.92	2/11/2015
	9,601	19,199		38.68	2/10/2016
	0	32,000		19.52	2/9/2017
Ronald S. Frankenfield	3,750	0		6.40	2/12/2014	7,573	131,013
	2,667	1,333		34.92	2/11/2015
	9,601	19,199		38.68	2/10/2016
	0	32,000		19.52	2/9/2017
Nancy S. Sundheim	5,000	0		84.15	2/13/2013	5,993	103,679
	5,000	0		142.70	2/11/2014
	34,000	0		6.40	2/12/2014
	11,361	5,679		34.92	2/11/2015
	5,681	11,359		38.68	2/10/2016
	0	17,040		19.52	2/9/2017

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Name	Vesting Date	Number of Shares
J. Edward Coleman	2/9/2013	53,334
	2/10/2013	40,000
	2/11/2013	40,000
	2/9/2014	53,333
	2/10/2014	39,999
	2/9/2015	53,333

Name	Vesting Date	Number of Shares
Janet B. Haugen	2/9/2013	9,601
	2/10/2013	9,600
	2/11/2013	9,586
	2/9/2014	9,600
	2/10/2014	9,599
	2/9/2015	9,599
Dominick Cavuoto	2/9/2013	10,667
	2/10/2013	9,600
	2/11/2013	9,586
	2/9/2014	10,667
	2/10/2014	9,599
	2/9/2015	10,666
Ronald S. Frankenfield	2/9/2013	10,667
	2/10/2013	9,600
	2/11/2013	1,333
	2/9/2014	10,667
	2/10/2014	9,599
	2/9/2015	10,666
Nancy S. Sundheim	2/9/2013	5,681
	2/10/2013	5,680
	2/11/2013	5,679
	2/9/2014	5,680
	2/10/2014	5,679
	2/9/2015	5,679

(2)	Awards shown are performance-based RSUs for which the performance period has ended and the number of shares earned has been determined. These awards are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares
J. Edward Coleman	2/9/2013	9,068
	2/10/2013	3,400
	2/11/2013	14,999
	2/9/2014	9,067
	2/10/2014	3,400
	2/9/2015	9,067
Janet B. Haugen	2/9/2013	1,633
	2/10/2013	816
	2/11/2013	3,594
	2/9/2014	1,632
	2/10/2014	816
	2/9/2015	1,632
Dominick Cavuoto	2/9/2013	1,814
	2/10/2013	816
	2/11/2013	3,594
	2/9/2014	1,814
	2/10/2014	816
	2/9/2015	1,813
Ronald S. Frankenfield	2/9/2013	1,814
	2/10/2013	816
	2/11/2013	500
	2/9/2014	1,814
	2/10/2014	816
	2/9/2015	1,813
Nancy S. Sundheim	2/9/2013	967
	2/10/2013	483
	2/11/2013	2,129
	2/9/2014	966
	2/10/2014	483
	2/9/2015	965

(3)	Market value reflects the $17.30 closing price of Unisys common stock on December 31, 2012.

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2012 for each of the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Edward Coleman	—	—	44,501	850,264
Janet B. Haugen	—	—	4,413	84,297
Dominick Cavuoto	—	—	4,413	84,297
Ronald S. Frankenfield	—	—	1,317	25,163
Nancy S. Sundheim	—	—	2,614	49,932

Pension Benefits

The Company’s officers participate in the following three pension plans sponsored by Unisys in the United States. Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

•	Unisys Pension Plan (the “Pension Plan”) – a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•

Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) – a nonqualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•

Unisys Corporation Elected Officer Pension Plan (the “Officer Plan”) – a nonqualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

The table below presents pension plan information as of December 31, 2012 for certain of the Named Officers. Mr. Coleman is not a participant in any of the three pension plans because he was not employed by the Company prior to when the plans were frozen.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Janet B. Haugen	Pension Plan Supplemental Plan Officer Plan	10.667 10.667 10.667	467,277 211,686 1,689,461	— — —
Dominick Cavuoto	Pension Plan Supplemental Plan Officer Plan	5.250 5.250 5.250	187,222 85,450 —	— — —
Ronald S. Frankenfield	Pension Plan Supplemental Plan Officer Plan	25.000 25.000 25.000	588,120 2,824 —	— — —
Nancy S. Sundheim	Pension Plan Supplemental Plan Officer Plan	19.333 19.333 19.333	893,755 223,154 2,271,394	— — —

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. However, for executives who are not eligible for unreduced benefits prior to age 65, benefits are assumed to commence at age 65. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the RP2000 Mortality Table projected to 2017 for healthy males and females. The discount rate used is 4.01% per annum. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for Officer Plan participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. However, based on the current funding level of the Pension Plan, any lump sum benefit payable would be limited to 50% of the value of the participant’s total Pension Plan benefit. All Named Officers who met plan eligibility requirements are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment; or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Ms. Haugen, Mr. Cavuoto, Mr. Frankenfield and Ms. Sundheim are eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2012, Ms. Haugen, Mr. Cavuoto, Mr. Frankenfield and Ms. Sundheim were vested in their Pension Plan benefit and would have been eligible to immediately receive the cash balance portion of their benefit upon termination of employment. Mr. Cavuoto, Mr. Frankenfield and Ms. Sundheim are eligible to receive an early retirement benefit under the career pay formula.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

Unisys Corporation Supplemental Executive Retirement Income Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

As of December 31, 2012, Ms. Haugen, Mr. Cavuoto, Mr. Frankenfield and Ms. Sundheim were vested in their Supplemental Plan benefit. Ms. Haugen, Mr. Frankenfield and Ms. Sundheim were vested as of December 31, 2004 and are eligible to immediately receive the pre-2005 cash balance portion of their benefit upon termination of employment. Mr. Cavuoto, Mr. Frankenfield and Ms. Sundheim are also eligible to receive an early retirement benefit.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits.

The Company has established a grantor trust relating to the Supplemental Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the Officer Plan. The Officer Plan was closed to entrants as of December 31, 2006. As a result, Ms. Haugen and Ms. Sundheim are the only Named Officers who are eligible for the plan.

The Officer Plan provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the Pension Plan and the Supplemental Plan.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the Supplemental Plan.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Officer Plan.

Generally, benefits under the Officer Plan vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2012, both Ms. Haugen and Ms. Sundheim were vested in their Officer Plan benefits. Ms. Sundheim was vested as of December 31, 2004, making that portion of her benefit payable at the same time and in the same form as the Pension Plan benefit. Ms. Sundheim is also eligible to receive an early retirement benefit.

The Company has established a grantor trust relating to the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Savings Plan

The Named Officers are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2012, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

Name	Executive Contributions in 2012 ($)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($) (1)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at December 31, 2012 ($) (1)
J. Edward Coleman	—	—	35	—	292
Janet B. Haugen	—	—	20,741	—	171,820
Dominick Cavuoto	—	—	1,060	—	8,778
Ronald S. Frankenfield	—	—	3,263	—	27,033
Nancy S. Sundheim	—	—	4,800	—	39,761

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

As described above in “Compensation Discussion and Analysis”, the Company and Mr. Coleman are parties to an employment agreement covering the terms and conditions of Mr. Coleman’s employment as Chairman and Chief Executive Officer. The employment agreement also provides certain termination benefits to Mr. Coleman. Under the agreement, if Mr. Coleman’s employment is terminated by the Company without cause or by Mr. Coleman for good reason (defined generally as a reduction in aggregate compensation target, a reduction in duties or authority or removal as chairman and chief executive officer), Mr. Coleman will be entitled to receive an amount equal to two times (1) his base salary (at its then current rate) plus (2) his annual bonus (in an amount equal to the average percentage of target bonus paid to him for the three years preceding the employment termination date times the target bonus amount in effect on the termination date). Subject to a six-month delay under Section 409A if Mr. Coleman is among the top 50 most highly compensated officers, this termination payment is to be paid in a lump sum in cash within 30 days of the date of termination. Mr. Coleman and his eligible dependents will also be entitled to receive medical and dental coverage, at the same premium rates charged to active employees, for up to two years following termination of employment. To receive health coverage, Mr. Coleman will be required to pay the full premium charged for the coverage. The Company will then reimburse him the amount of the premium that exceeds the amount he would have paid as an employee, plus a tax gross-up on that amount. Mr. Coleman will cease to be entitled to these health coverage payments if he becomes employed with another employer during such two-year period. In the event Mr. Coleman’s employment is terminated by reason of disability or death, all compensation and benefits under the agreement will terminate, except that he or his estate will receive benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death. If Mr. Coleman’s employment is terminated for cause or by Mr. Coleman for other than good reason, he will be entitled only to the benefits provided to the company’s executive employees upon a similar termination of employment. The agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment. In the event Mr. Coleman breaches any of these provisions, the Company will have the right to terminate any termination payments due to him, and Mr. Coleman must repay any termination payments made to him upon termination of his employment without cause or for good reason. If Mr. Coleman’s employment had terminated on the last business day of 2012 under circumstances entitling him to the payments described above, he would have been entitled to receive a termination payment of $4,533,247. Total amounts payable to Mr. Coleman in respect of medical and dental coverage for two years would be approximately $64,386. Mr. Coleman is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and the above agreement. In the event of a conflict, Mr. Coleman will be entitled to benefits under the change in control agreement unless the change in control agreement provides for the payment of benefits under the employment agreement.

Change in Control Agreements

The Company has entered into change in control employment agreements with the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits. For Named Officers other than Mr. Coleman, these benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to three years base salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus), (3) a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, (4) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the three-year period, (5) for three years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee, plus a tax gross-up on that amount. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. However, if the gross-up payment in respect of the excise tax would not result in a net after-tax benefit to the executive of at least $50,000, then no gross-up payment will be made, and the termination payments will be reduced (a “Cutback”) to an amount that will not give rise to the excise tax. The executive is under no obligation to mitigate amounts payable under these agreements.

Mr. Coleman is entitled to the same special termination benefits enumerated above, except that (a) the lump sum payment referred to in (2) above will be equal to two years salary and bonus, (b) the lump sum payment referred to in (4) above will be for two years of welfare plan premiums and (c) the continued eligibility for health coverage referred to in (5) above will be for two years. In addition, Mr. Coleman’s agreement does not provide for any gross-up for any excise tax imposed on any payment by the Company under Section 4999 of the Internal Revenue Code. The payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Coleman.

If the Named Officers had become entitled to the special termination benefits described above on the last business day of 2012, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Pension Accrual ($)(1)	Value of Outplacement Services ($)(2)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Excise Tax Gross-Up ($)(3)	Total ($)(4)
J. Edward Coleman	1,579,501	5,103,002	—	50,000	19,586	64,386	0	6,816,475
Janet B. Haugen	653,360	3,635,364	—	50,000	16,972	96,569	1,792,220	6,244,485
Dominick Cavuoto	513,613	2,965,839	—	50,000	14,470	61,868	1,336,755	4,942,545
Ronald S. Frankenfield	270,164	2,235,492	—	50,000	14,470	96,569	1,092,181	3,758,876
Nancy S. Sundheim	494,091	3,002,553		50,000	15,422	64,163	1,429,175	5,055,404

(1)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006.

(2)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(3)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plans. The calculations use a Federal excise tax rate of 20%, a Federal income tax rate of 39.6%, a Medicare tax rate of 2.35% and the current income tax rates for the states of residence of the Named Officers.

(4)	Amounts shown in this column do not include the value of the vested awards shown in the tables below under “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs, and, in the case of awards granted beginning in February 2010, a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and time-based RSUs will become fully vested and, depending on the applicable plan, either a pro-rata portion (based on the completed portion of the related performance cycle) or the full amount of the target amount of performance-based RSUs will vest. If a change in control and a termination of employment had occurred on the last business day of 2012, the Named Officers would have become vested in the following number of RSUs, having the following values:

Name	Vested Units (#)	Value of Vested Units (1) ($)
J. Edward Coleman	61,799	1,069,123
Janet B. Haugen	12,426	214,970
Dominick Cavuoto	13,226	228,810
Ronald S. Frankenfield	10,132	175,284
Nancy S. Sundheim	7,355	127,242

(1)	Based on the $17.30 closing price of Unisys common stock on December 31, 2012.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

Name	Stock Options (#)	Exercise Price ($)
J. Edward Coleman	40,000	34.92
	79,999	38.68
	160,000	19.52
Janet B. Haugen	9,586	34.92
	19,199	38.68
	28,800	19.52
Dominick Cavuoto	9,586	34.92
	19,199	38.68
	32,000	19.52
Ronald S. Frankenfield	1,333	34.92
	19,199	38.68
	32,000	19.52
Nancy S. Sundheim	5,679	34.92
	11,359	38.68
	17,040	19.52

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 45. As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan become immediately vested upon a change in control of the Company.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2012, no officers or directors had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2014 annual meeting of stockholders must be received by the Company by November 21, 2013.

Any stockholder who intends to present a proposal at the 2014 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than February 1, 2014.

Any stockholder who intends to make a nomination for the Board of Directors at the 2014 annual meeting must deliver to the Company no later than January 31, 2014 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2012 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000, plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim

Senior Vice President, General Counsel

and Secretary

Dated: March 21, 2013

UNISYS CORPORATION

801 LAKEVIEW DRIVE, SUITE 100

BLUE BELL, PA 19422

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Unisys Corporation in mailing proxy materials, you can consent to receive all future proxy statements, annual reports and proxy cards electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54273-P34892	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

UNISYS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. J. Edward Coleman	☐	☐	☐
	1b. Alison Davis	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2 AND 3		For	Against	Abstain
	1c. Nathaniel A. Davis	☐	☐	☐
	1d. Henry C. Duques	☐	☐	☐	2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013	☐	☐	☐
	1e. Matthew J. Espe	☐	☐	☐
	1f. Denise K. Fletcher	☐	☐	☐	3.	Advisory vote on executive compensation	☐	☐	☐
	1g. Leslie F. Kenne	☐	☐	☐
	1h. Lee D. Roberts	☐	☐	☐
	1i. Paul E. Weaver	☐	☐	☐

Mark here for address change or comments. SEE REVERSE SIDE

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

				☐	Please indicate if you would like to keep your vote confidential.		Yes ☐	No ☐

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

May 2, 2013

9:30 a.m.

Philadelphia Marriott West

111 Crawford Avenue

West Conshohocken, Pennsylvania

YOUR VOTE IS IMPORTANT

THANK YOU FOR VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice of 2013 Annual Meeting and Proxy Statement and 2012 Annual Report are available at www.proxyvote.com.

M54274-P34892

UNISYS CORPORATION
PROXY FOR ANNUAL MEETING TO BE HELD MAY 2, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Edward Coleman, Henry C. Duques and Denise K. Fletcher, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)